Exhibit 99.1

                CB&I Updates 2005 Earnings Guidance


    THE WOODLANDS, Texas--(BUSINESS WIRE)--Feb. 15, 2006--CB&I (NYSE:CBI) today issued revised guidance for earnings per share (EPS) for the year ended Dec. 31, 2005. Due primarily to adjustments stemming from issues related to unapproved change orders and claims on several projects, including those previously announced, the Company now expects that full-year 2005 EPS will be in a range of $0.40 to $0.50. Of this amount, approximately $0.07 per share is attributable to other operating income, which includes gains on the sale of technology, property, plant and equipment.
    For the year ended Dec. 31, 2005, new business taken increased 25% to $3.3 billion, compared with $2.6 billion in 2004. Backlog at Dec. 31, 2005, stood at $3.2 billion, an increase of 35% from backlog of $2.3 billion at year-end 2004. Cash and cash equivalents at Dec. 31, 2005, were $334.0 million, compared with $236.4 million at Dec. 31, 2004.
    CB&I continued its record of excellent safety performance in 2005. The Company's worldwide construction operations reported a lost workday cases incidence rate of 0.04, which was substantially better than the construction industry norm of 3.2 reported by the U.S. Bureau of Labor Statistics in 2004, the last year for which statistics are available.
    CB&I's 2005 financial results are subject to completion of the Audit Committee's previously announced ongoing investigation and review by the Company's independent registered public accounting firm. The Company expects to report full financial results for 2005 before the end of March 2006. The Company is in communication with the SEC in regard to developments in the Audit Committee investigation.
    The Company will host a conference call at 9 a.m. Central time (10 a.m. EST) on Feb. 15, 2006, to discuss the revised guidance and answer questions from investors.
    The conference call will be broadcast live over the Internet. To access the webcast, go to www.shareholder.com/cbi/medialist.cfm and select the conference call link. Please log on to this Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. You may also access the webcast from the CB&I Web site (www.CBI.com) by selecting "Presentations and Webcasts" in the "Investor Relations" section.
    CB&I executes on average more than 700 projects each year and is one of the world's leading engineering, procurement and construction
(EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 11,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

    Except for the historical information contained herein, the matters set forth in this release include forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof, and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the Company's ongoing review of its historic financial statements and any restatement of its financial statements, the material risks described under "Risk Factors" as set forth in the Company's Form 10-K filed March 11, 2005, with the Securities Exchange Commission and the following factors: the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price, target price or similar contracts; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, components and materials and labor; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and clean fuels; risks inherent in the Company's acquisition strategy and its ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, and U.S. tax treaties with non-U.S. countries (including the Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; a downturn or disruption in the economy in general; and potential delays beyond current expectations with respect to the timing of the completion of the Company's 2005 financial results.
    Although the Company believes the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future performance or results. The Company is not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements.


    CONTACT: CB&I
             Bruce Steimle, 832-513-1111 (Media)
             Marty Spake, 832-513-1245 (Analysts)